Exhibit 10.27(A)

[YAHOO LETTERHEAD]

June 15, 2012

Michael Barrett

540 Sleepy Hollow Road

Briarcliff Manor, NY 10510

Dear Michael:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Revenue Officer, reporting to Ross Levinsohn, working in the US – New York City office. Your appointment is subject to approval by the Company’s Board of Directors and your compensation package as outlined herein is subject to approval of the Compensation and Leadership Development Committee of the Board of Directors (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date”.

Base Salary. Your starting annual base salary will be $58,333.34 per month ($700,000.00 annually), less applicable taxes and withholdings, paid semi-monthly and subject to annual review. Yahoo!’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Executive Incentive Plan. You also will be eligible to participate in the Executive Incentive Plan (EIP) (for 2012 eligibility your Employment Start Date must be on or before October 1, 2012 – or if October 1 is on a weekend or holiday, the first business day thereafter), with a target incentive of 120% of your annual base salary, pro-rated based on the period of time you are employed at Yahoo! in an EIP eligible position during the relevant company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the EIP). Your actual EIP payout will depend on Yahoo! financial performance and management’s assessment of your individual performance, and it is subject to, and governed by, the terms and requirements of the EIP document. Eligibility for participation in the EIP is subject to annual review.

In addition, subject to approval by the Compensation Committee, as a senior leader of Yahoo!, during each year of your Yahoo! employment you also will be eligible for consideration to receive long term incentive equity awards under the Yahoo! Inc. 1995 Stock Plan similar to other executives at your level.

Split Sign-On Bonus. You will receive a sign-on bonus in the amount of $500,000.00, to be paid in two (2) increments. The first increment of $300,000.00 will be payable to you on the first semi-monthly paycheck that occurs 30 days after your Employment Start Date and is subject to applicable taxes, deductions, and withholdings. The second increment of $200,000.00 will be paid within 30 days after the one (1) year anniversary of your Employment Start Date (provided that you are employed by Yahoo! on that date) and also is subject to applicable taxes, deductions, and withholdings. If during the first twelve (12) months following your Employment Start Date you voluntarily resign from your employment with Yahoo! for any reason or your employment with Yahoo! is terminated by Yahoo! with Cause1, this sign-on bonus will become due and payable by you to

[1]	For purposes of this letter, “Cause” shall mean termination of your employment (or revocation of your employment offer, as applicable) with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, (5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude, or (6) your failure to provide within two business days any documentation requested in writing by Yahoo! Management prior to your Employment Start Date. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it shall not be deemed a waiver of its rights under this provision.

[YAHOO LETTERHEAD]

Yahoo! on your last day of employment. If your employment with Yahoo! terminates for any reason before the sign-on bonus payment date(s) referred to in this paragraph, you will have no right to a bonus (except to the extent of any payment date that occurred before the date that your employment terminates). There will be no pro-rata bonus payment if you are employed for a portion (even if a substantial portion) of the applicable bonus period but not on the corresponding bonus payment date.

New Hire Stock Option Grant. As a part of the Yahoo! team, we strongly believe that ownership of the Company by Yahoos is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Compensation Committee grant you an option to purchase 300,000 shares of Yahoo! Inc.’s common stock. The exercise price for this option will be the fair market value of Yahoo! common stock on the date of grant as determined by the Compensation Committee. The option will vest over a four year period: 1/4 of the option will vest on the 12 month anniversary of the date of grant, and 1/8 of the option will vest semi-annually afterwards. The option will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable notice of stock option grant and stock option agreement, and vesting of the option is contingent on your continued employment with Yahoo! through each vesting date.

Make-Whole Restricted Stock Units. To compensate you for financial incentives available to you in your prior position, management will also recommend that the Compensation Committee grant you a make-whole award of 300,000 Restricted Stock Units (“Make-Whole RSUs”). The RSUs will vest over a two year period: 1/2 of the RSUs will vest on each of the 12 and 24 month anniversaries of the date of grant. Except as otherwise provided in this paragraph and as specifically approved by the Compensation Committee, the RSUs will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable RSU award agreement, and vesting of the RSUs is contingent on your continued employment with Yahoo! through each vesting date. If, however, your employment with Yahoo! is terminated by Yahoo! without Cause or you resign for Good Reason2, then any portion of the Make-Whole RSUs that had not vested as of the date your employment with Yahoo! terminates will accelerate and vest in their entirety. Payment of any accelerated Make-Whole RSUs will be satisfied promptly and in no event later than 2 1/2 months following the date your employment with Yahoo! terminates. Following the vesting of the Make-Whole RSUs, you will receive one share of Yahoo! Inc. common stock as payment for each vested RSU (subject to tax withholding).

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to New Hire Orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents.

Paid Time Off. As a regular Yahoo, you will be eligible to accrue up to fifteen (15) days of vacation in your first year of employment (up to a maximum as specified in our Vacation Policy). Vacation is accrued based on hours

[2]	For purposes of this letter, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one or the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and target bonus amount (other than pro rata reductions that also affect substantially all other similarly situated employees) without your prior written agreement; or (2) the material diminution of your authority, duties or responsibilities as an employee of the Company without your prior written agreement; provided that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event of condition claimed to constitute “Good Reason.”

[YAHOO LETTERHEAD]

worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with fourteen (14) paid holidays each year.

Severance. In addition, as a senior leader of Yahoo!, you will be eligible for severance benefits comparable to other executives at your level. Shortly after your start date, you will be provided with Yahoo!’s Executive Severance Agreement which outlines the terms, conditions and benefits of our severance program (including a definition of a “Cause” termination that includes the criteria described in footnote 1 above).

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! prior to your Employment Start Date. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo!, as long the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Any outside activities must be in compliance with and approved if required by Yahoo!’s Code of Ethics.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Human Resources Officer and you.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y! and Yahoo!’s Code of Ethics. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics Acknowledgment Form.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Work Authorization/Visa. If you are in need of a work authorization, please let our Staffing Coordinator know at the time that you accept this offer. Please note that the number of employment visas available each year is limited by the U.S. government. In the event that your request for or extension of an employment visa is denied or an employment visa cannot be obtained within a reasonable amount of time (as determined by Yahoo!, in its sole discretion), Yahoo! reserves the right to withdraw or suspend this offer and/or your employment may be terminated

[YAHOO LETTERHEAD]

(or if your employment has not begun, you may not become employed by Yahoo!). In the event that Yahoo! has agreed to sponsor you for an employment visa, Yahoo! will cover all expenses associated with the visa application process.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Foreign National Export License. Before releasing certain export-controlled technology and software to you during your employment at Yahoo!, Yahoo! may be required to obtain an export license in accordance with United States law. Yahoo! will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Yahoo! is contingent upon receipt of the export license or authorization, and Yahoo! will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secured.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

Accepting this Offer. We’re really excited to have you on our team and can’t wait to receive your acceptance by 5:00 p.m. (PST) on June 18, 2012. This offer is contingent on you starting employment at Yahoo! on or before July 2, 2012 or a date mutually agreed upon between you and your Hiring Manager.

To accept this offer, please:

1.	Sign this letter in the space provided below and scan and email the following signed documents to Matt Summers, Executive Coordinator, at [Contact]. Alternatively, you may fax the documents to Matt Summers at [Contact]:

•	Offer Letter

•	Export Compliance Form

•	Proprietary Information Obligations Checklist

•	Employee Confidentiality and Assignment of Inventions Agreement (NDA)

A second copy of each of the documents has been provided for your records.

2.	Mail all of the signed documents listed on the New Hire Document Checklist to Matt Summers in the envelope provided at least five (5) business days prior to your Employment Start Date.

We can’t wait to start working with you and hope that you’ll find working at Yahoo! one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ Grant Bassett
o/b/o David Windley

David Windley
Chief Human Resources Officer

[YAHOO LETTERHEAD]

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Michael Barrett	Saturday, June 16, 2012
Signature	Date

Michael Barrett	July 2, 2012
Full Name	Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)

Enclosures

Cc: HR file